EXHIBIT 99.1

HealthTronics, Inc. Announces First Quarter Results Earnings Grows 18%

AUSTIN, Texas, May 12, 2008 (BUSINESS WIRE) -- HealthTronics, Inc. (NASDAQ:HTRN), a leading provider of Urology services and products, today announced its financial results for the quarter ended March 31, 2008.

First quarter 2008

Revenue from continuing operations for the first quarter of 2008 totaled $34 million, up from $32.8 million in the first quarter of 2007. The Company’s income from continuing operations for the first quarter of 2008, in accordance with generally accepted accounting principles (“GAAP”), totaled $452,000 or $0.01 per diluted share, which compares to income of $78,000 in the first quarter of 2007. The Company’s non-GAAP net income for the first quarter of 2008 totaled $0.02 per share, which excludes non-cash stock-based compensation expense.

The Company’s adjusted EBITDA from continuing operations for the first quarter of 2008 was $4.1 million, which compares to $3.5 million in the first quarter of 2007, an increase of 18%. The earnings growth was driven by revenue from both the Urology Services division and the Medical Products division. Year over year, Urology Services division growth resulted from the acquisition of our interest in the Keystone partnership and increased sales from existing partnerships. Medical Products division earnings growth resulted from revenue increases at both the ClariPath laboratory and the service and maintenance business, and cost reductions implemented during 2007.

Urology Services

Urology Services division revenue for the first quarter of 2008 was $29.5 million, up 4 percent from the $28.4 million recorded in the first quarter of 2007. Same store partnership revenue increased 1 percent in the first quarter of 2008 over the first quarter 2007. Divisional adjusted EBITDA was $4.2 million compared to $3.9 million in the first quarter of 2007.

Medical Products

Medical Products division revenue for the first quarter of 2008 was $4.2 million which was consistent with the first quarter of 2007. The ClariPath pathology laboratory’s revenue doubled and service maintenance revenue, before intercompany eliminations, grew 6% from the first quarter of 2007. Manufacturing revenue decreased compared to the first quarter of 2007 due to a lower number of lithotripters sold and the discontinuation of our patient table business. Divisional adjusted EBITDA was $1.5 million in the first quarter of 2008, which compared to $0.7 million in the first quarter of 2007.

Business Outlook

James Whittenburg, President and Chief Executive Officer commented, “The first quarter results continue to demonstrate the favorable trends begun during 2007. Our core urology services business is strong and our initiatives are progressing well. Our results for the quarter were ahead of our internal forecast and ahead of our updated guidance. In addition, the recent Advanced Medical Partners acquisition will have a positive impact in nearly every aspect of our business, including our expansion in the Cryosurgery market, our IGRT radiation therapy initiative, our placement of additional RevoLix lasers, and our growth at the ClariPath laboratory. We expect our adjusted EBITDA for 2008 to be between $20 and $21 million on approximately $160 to $162 million in revenues.”

Mr. Whittenburg continued, “Our balance sheet remains strong and our core business is strengthening. That strength and our continued investments in M&A, IGRT, the RevoLix laser, the ClariPath laboratory, and our service and maintenance business position us well for future growth. Including the AMPI acquisition, we now have relationships with over 40 percent of the practicing urologists in the United States, as well as a presence in 48 states. As a result, we expect our business to continue to strengthen as we leverage these relationships with enhanced services, increased utilization, additional technologies, and new initiatives.”

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Conference Call and Webcast:

Management of HealthTronics will host a conference call the afternoon of Monday, May 12, 2008 at 5:00 pm EDT. Interested parties may participate in the call by dialing 1-877-719-9799 (International callers dial 1-719-325-4769) and ask for the “HealthTronics Q1 2008 Earnings” call (confirmation code: 7457075). Please call in 10 minutes before the call is scheduled to begin. The conference call will also be web cast live via the Investors section of HealthTronics’ web site at www.healthtronics.com. To listen to the live web cast, go to the web site at least 10 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the HealthTronics web site.

About HealthTronics, Inc.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital equipment, maintenance services offerings, and anatomical pathology services. For more information, visit www.healthtronics.com

HealthTronics’ use of Non GAAP Financial Measures:

This press release includes financial measures for net income (loss), net income (loss) from continuing operations, and related per share amounts that exclude certain charges and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding certain charges, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results, to competitors’ operating results, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance. The Company believes these non-GAAP financial measures are useful to decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in it financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided in the financial statements attached to this press release.

EBITDA and Adjusted EBITDA: HealthTronics has presented EBITDA and Adjusted EBITDA amounts, which are non-GAAP financial measures. In the SEC filings, HealthTronics has reconciled such amounts to their most directly comparable financial measure calculated in accordance with GAAP, which is HealthTronics’ net income. HealthTronics believes that its presentations of EBITDA and Adjusted EBITDA are important supplemental measures of operating performance to its investors.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure of performance which HealthTronics believes, when considered with measures calculated in accordance with GAAP, gives investors a more complete understanding of HealthTronics’ operating results before the impact of investing and financing transactions and income taxes. HealthTronics does not subtract minority interest expense when calculating EBITDA; however, HealthTronics does adjust for minority interest expense and refers to this measure as “Adjusted EBITDA”. Minority interest is a GAAP measure intended to reflect our partner’s share of our consolidated net income and not our partner’s share of our consolidated EBITDA. For example, calculation of minority interest expense does not include adjustments for depreciation, amortization, taxes or interest. As a result, our partners’ share of consolidated EBITDA may not, in a given reporting period, equal the deduction for minority interest expense used in arriving at Adjusted EBITDA. HealthTronics has historically reported Adjusted EBITDA to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company performance. Adjusted EBITDA is also widely used by HealthTronics management in the annual budgeting process. HealthTronics believes these measures continue to be used by investors and creditors in their assessment of HealthTronics’ operational performance and the valuation of the company.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, a liquidity measure, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and Adjusted EBITDA reflect additional ways of viewing HealthTronics’ operations that HealthTronics believes, when viewed with its GAAP results and the reconciliations to the corresponding GAAP financial measures provide a more complete understanding of factors and trends affecting HealthTronics’ business than could be obtained absent this disclosure.

Cautionary Language: Statements by the Company’s management made in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

HEALTHTRONICS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

($ in thousands, except per share data)	March 31,
	2008	2007
Revenue:
Urology Services	$29,550	$28,385
Medical Products	4,247	4,239
Other	157	127

Total revenue	33,954	32,751

Cost of services and general and administrative expenses:
Urology Services	12,991	13,685
Medical Products	2,177	2,404
Selling, general and administrative	4,317	4,314
Depreciation and amortization	2,628	2,816

	22,113	23,219

Operating income	11,841	9,532
Other income (expenses):
Interest and dividends	191	276
Interest expense	(163)	(236)

	28	40

Income from continuing operations before provision
for income taxes and minority interest	11,869	9,572
Minority interest in consolidated income	11,047	9,509
Provision (benefit) for income taxes	370	(15)

Income (loss) from continuing operations	452	78
Income (loss) from discontinued operations, net of tax	--	(108)

Net income	$452	$(30)

Basic earnings per share:
Income (loss) from continuing operations	$0.01	$--
Income (loss) from discontinued operations	$--	$--

Net income	$0.01	$--

Weighted average shares outstanding	35,425	35,406

Diluted earnings per share:
Income (loss) from continuing operations	$0.01	$--
Income (loss) from discontinued operations	$--	$--

Net income	$0.01	$--

Weighted average shares outstanding	35,425	35,417

HealthTronics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

($ in thousands)	March 31, 2008	December 31, 2007
ASSETS
Total current assets	$68,418	$74,214
Property and equipment, net	34,105	33,019
Goodwill	218,020	217,505
Other assets	12,285	11,318

	$332,828	$336,056

LIABILITIES
Total current liabilities	$16,313	$17,692
Long-term debt, net of current portion	3,777	4,194
Other long-term liabilities	30,732	30,099

Total liabilities	50,822	51,985
Minority interest	38,713	41,653
Total stockholders' equity	243,293	242,418

	$332,828	$336,056

HealthTronics, Inc. and Subsidiaries Supplemental Financial Information Continuing Operations For the Periods Ended March 31, 2008 and 2007 Unaudited In thousands, except per share data

	1st Quarter
	2008	2007
Summary of Results from Operations
Revenues	$33,954	$32,751
EBITDA(a)	$15,189	$13,013
Adjusted EBITDA(a)	$4,142	$3,504
Net Income from Continuing Operations	$452	$78
Net Income (loss)	$452	$(30)
EPS from Continuing Operations	$0.01	$--
EPS	$0.01	$--
Number of Shares	35,425	35,417
Segment Information
Revenues:
Urology Services	$29,550	$28,385
Medical Products	$4,247	$4,239
Adjusted EBITDA(a):
Urology Services	$4,191	$3,936
Medical Products	$1,476	$698
Other Information:
Cashflow from Operations	$16,074	$11,382
Net Draws (Payments) on Senior Credit Facility	$--	$--
Net Debt	$(13,873)	$(14,332)

(a) See accompanying reconciliation of EBITDA and Adjusted EBITDA

HealthTronics, Inc. and Subsidiaries Non-GAAP Financial Measures Reconciliation of EBITDA and Adjusted EBITDA Continuing Operations For the Periods Ended March 31, 2008 and 2007 Unaudited In thousands

	1st Quarter
Consolidated	2008	2007
Income from Continuing Operations	$452	$78
Add Back(deduct):
Provision for income taxes	370	(15)
Interest expense	163	236
Depreciation and amortization	2,628	2,816
Restructuring costs	106	--
Stockbased compensation costs	423	389

Adjusted EBITDA	4,142	3,504
Add Back:
Minority interest expense	11,047	9,509

EBITDA	$15,189	$13,013

Urology Services Segment
Revenues	$29,550	$28,385
Expenses:
Cost of Services	(14,416)	(15,016)
Other Income (Expenses)	114	98

EBITDA	15,248	13,467
Minority interest expense	(11,057)	(9,531)

Adjusted EBITDA	$4,191	$3,936

Medical Products Segment
Revenues	$4,247	$4,239
Expenses:
Cost of Services	(2,792)	(3,571)
Other Income (Expenses)	11	8

EBITDA	1,466	676
Minority interest expense	10	22

Adjusted EBITDA	$1,476	$698

CONTACT: HealthTronics, Inc. Ross Goolsby, Senior Vice President and Chief Financial Officer ross.goolsby@healthtronics.com (512) 314-4554 www.healthtronics.com